AMENDMENT NUMBER ONE
TO
ADMINISTRATION AGREEMENT

THIS AMENDMENT NUMBER ONE to the Administration Agreement (this “Amendment”) is entered into as of the 26th day of June, 2008 (“Amendment Effective Date”) by and between The Community Reinvestment Act Qualified Investment Fund, a Delaware business trust (the “Trust”), and SEI Investments Global Funds Services (the “Administrator”), a Delaware statutory trust.

WHEREAS, the Trust and the Administrator entered into an Administration Agreement dated as of the 22nd day of December, 2006 pursuant to which the Administrator agreed to provide certain administrative and accounting services to the Portfolios (the “Agreement”); and

WHEREAS, the Trust and the Administrator desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1)	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2)	Section 5.09. A new Section 5.09 is hereby added to the Agreement as follows:

5.09
The Administrator may, from time to time, provide to the Trust services and products (“Special Third Party Services”) from external third party sources that are Pricing Sources or data feed providers (“Special Third Party Vendors”).  The Trust acknowledges and agrees that the Special Third Party Services are confidential and proprietary trade secrets of the Special Third Party Vendors.  Accordingly, the Trust shall honor requests by the Administrator and the Special Third Party Vendors to protect their proprietary rights in their data, information and property including requests that the Trust place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination.  The Trust further acknowledges and agrees that all Special Third Party Services are provided on an “AS IS WITH ALL FAULTS” basis solely for each Portfolio’s internal use in connection with the receipt of the Special Third Party Services.  The Trust may use Special Third Party Services as normally required on view-only screens and hard copy statements, reports and other documents necessary to support the Portfolios’ investors, however the Trust shall not distribute any Special Third Party Services to other third parties.  THE SPECIAL THIRD PARTY VENDORS AND THE ADMINISTRATOR MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR ANY OTHER MATTER WITH RESPECT TO ANY OF THE SPECIAL THIRD PARTY SERVICES.  NEITHER THE ADMINISTRATOR NOR THE SPECIAL THIRD PARTY VENDORS SHALL BE LIABLE FOR ANY DAMAGES SUFFERED BY THE TRUST IN THE USE OF ANY OF THE SPECIAL THIRD PARTY SERVICES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES.

3)	Section 9.01. Section 9.01 of the Agreement is hereby deleted and replaced in its entirety as set forth below:

9.01
Term and Renewal.  This Agreement shall become effective as of the Effective Date and shall remain in full force and effect until December 31, 2011 (the “Initial Term”), and thereafter shall automatically renew for successive one year terms (each such period, a “Renewal Term”) unless terminated by any party giving written notice of non-renewal at least ninety days prior to the last day of the then current term to each other party hereto.

4)
Schedule III (Schedule of Fees).  Notwithstanding the Asset Based Fee calculation set forth in Schedule III (Schedule of Fees) of the Agreement, the parties hereby agree that, for a period of twelve months immediately following the Amendment Effective Date (such period referred to herein as the “Waiver Period”), the Administrator shall, subject to the conditions set forth below, waive one basis point of the Asset Based Fee (such waived portion of the Asset Based Fee shall be referred to herein as the “Waived Amount”), which fee shall therefore be calculated by multiplying the aggregate net assets of the Trust by 5 basis points. In the event the expense ratio of the Institutional Shares of the Trust falls below 50 basis points during the Waiver Period, the foregoing conditional waiver shall be amended such that the Trust shall pay (in addition to any other amounts due and payable pursuant to Schedule III (Schedule of Fees)) that portion of the Waived Amount that causes the expense ratio of the of the Institutional Shares of the Trust to be equal to 50 basis points.  Following such twelve month period, the Asset Based Fee shall revert back to the calculation set forth in Schedule III (Schedule of Fees).

5)
Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

6)
Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  This Amendment shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.

7)
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.  To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

 [Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

THE COMMUNITY REINVESTMENT ACT QUALIFIED INVESTMENT FUND

By:   /s/ Joseph H. Hastings
Name:  Joseph H. Hastings
Title:  Treasurer

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:  /s/ Timothy D. Barto
Name:  Timothy D. Barto
Title:  Vice President